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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cimarex Energy Co.

        We consent to the incorporation by reference in the registration statement (No. 333-162051) on Form S-3, registration statements (333-125621) and (333-100235) on Form S-8 of Cimarex Energy Co. of our reports dated February 26, 2010, with respect to the consolidated balance sheets of Cimarex Energy Co. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K/A of Cimarex Energy Co.

        As discussed in notes 7 and 10 to the consolidated financial statements, Cimarex Energy Co. changed its accounting for its convertible debt instrument that may be settled in cash upon conversion (including partial cash settlement) and began computing earnings per share using the two-class earnings allocation method, effective January 1, 2009, which have been applied retrospectively in the consolidated financial statements referred to above.

KPMG LLP

Denver, Colorado
September 3, 2010

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm